Exhibit 99.1

Press Release

For Immediate Release

Contact: David A. Brager
President and Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the First Quarter 2024

First Quarter 2024

•	Net Earnings of $48.6 million, or $0.35 per share
•	Return on Average Assets of 1.21%
•	Return on Average Tangible Common Equity of 15.13%
•	Net Interest Margin of 3.10%

Ontario, CA, April 24, 2024-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended March 31, 2024.

CVB Financial Corp. reported net income of $48.6 million for the quarter ended March 31, 2024, compared with $48.5 million for the fourth quarter of 2023 and $59.3 million for the first quarter of 2023. Diluted earnings per share were $0.35 for the first quarter, compared to $0.35 for the prior quarter and $0.42 for the same period last year. Net income of $48.6 million for the first quarter of 2024 produced an annualized return on average equity (“ROAE”) of 9.31%, an annualized return on average tangible common equity (“ROATCE”) of 15.13%, and an annualized return on average assets (“ROAA”) of 1.21%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “Citizens Business Bank continues to perform consistently in a challenging operating environment. Our solid financial performance is highlighted by our 188 consecutive quarters of profitability and 138 consecutive quarters of paying cash dividends. We remain focused on our mission of banking the best small to medium sized businesses and their owners, through all economic cycles. I would like to thank our customers and associates for their commitment and loyalty.”

Highlights for the First Quarter of 2024

•	Pretax Pre-Provision income was $66.8 million, down $5.8 million or 8%, from the prior quarter
•	Net interest margin of 3.10%, declined by 16 basis points compared to the fourth quarter of 2023
•	Cost of funds increased from 1.09% in the fourth quarter of 2023 to 1.31% in the first quarter of 2024
•	Total deposits increased by $461 million compared to prior quarter end, including $300 million in new brokered deposits at March 31, 2024
•	Noninterest-bearing deposits were 59.8% of total deposits at March 31, 2024 or 61.7% on average for the first quarter of 2024

•	Loans at March 31, 2024 decreased by $134 million or 1.5% from the end of 2023
•	Allowance for credit loss declined by $4 million, due to $4 million of net charge-offs in the first quarter of 2024, as related reserves were previously established in 2023
•	TCE Ratio = 8.3% as of March 31, 2024 vs. 8.5% at December 31, 2023
•	CET1 = 14.9% as of March 31, 2024 vs. 14.6% at December 31, 2023

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(Dollars in thousands, except per share amounts)
Net interest income	$112,461	$119,356	$125,728
Recapure of (provision for) credit losses	-	2,000	(1,500)
Noninterest income	14,113	19,163	13,202
Noninterest expense	(59,771)	(65,930)	(54,881)
Income taxes	(18,204)	(26,081)	(23,279)

Net earnings	$48,599	$48,508	$59,270

Earnings per common share:
Basic	$0.35	$0.35	$0.42
Diluted	$0.35	$0.35	$0.42
NIM	3.10%	3.26%	3.45%
ROAA	1.21%	1.19%	1.47%
ROAE	9.31%	9.65%	12.15%
ROATCE	15.13%	16.21%	20.59%
Efficiency ratio	47.22%	47.60%	39.50%

Net Interest Income

Net interest income was $112.5 million for the first quarter of 2024. This represented a $6.9 million, or 5.78%, decline from the fourth quarter of 2023, and a $13.3 million, or 10.55%, decrease from the first quarter of 2023. The quarter-over-quarter decrease in net interest income was primarily due to a 16 basis point decline in net interest margin reflecting approximately $6 million in higher interest expense associated with time deposits and borrowings. The decline in net interest income compared to the first quarter of 2023 was due to a 35 basis point decrease in net interest margin and a $158.5 million decline in average earning assets. Interest expense from borrowings increased by approximately $12 million compared to the first quarter of 2023, as average borrowings grew by $1.02 billion.

Net Interest Margin

Our tax equivalent net interest margin was 3.10% for the first quarter of 2024, compared to 3.26% for the fourth quarter of 2023 and 3.45% for the first quarter of 2023. The 16 basis point decrease in our net interest margin compared to the fourth quarter of 2023, was the result of a 22 basis point increase in our cost of funds, offset by a four basis point increase in our interest-earning asset yield. The four basis point increase in our interest-earning asset yield was primarily due to a 12 basis point increase in loan yields. Cost of funds increased in the first quarter, as cost of deposits and customer repurchase agreements increased by 12 basis points to 0.73%, including the impact of a 116 basis point increase in cost of time deposits. Average borrowings for the first quarter of 2024 of $2.0 billion had an average cost of 4.75%. On average, borrowings increased $406.7 million during the first quarter. The decrease in net interest margin of 35 basis points, compared to the first quarter of 2023, was primarily the result of an 82 basis point increase in cost of funds. Total cost of funds of 1.31% for the first quarter of 2024 increased from 0.49% for the year ago quarter. This increase in cost of funds was primarily the result of a $1.02 billion increase in average borrowings which had an average cost of 4.75% for the first quarter of 2024, and a $910 million decline in average noninterest bearing deposits. Additionally, interest-bearing deposit costs rose by 146 basis points from the prior year quarter. A 43 basis point increase in earning asset yields over the prior year quarter partially offset the increase in funding costs. Included in the higher earning asset yields, were higher loan yields, which grew from 4.90% for the first quarter of 2023 to 5.30% for the first quarter of 2024. Additionally, the yield on investment securities increased by 27 basis points from the prior year quarter, primarily due to the positive spread generated from the pay-fixed swaps, in which the Company receives daily SOFR and pays a weighted average fixed cost of approximately 3.8%.

Earning Assets and Deposits

On average, earning assets were relatively flat compared to the fourth quarter of 2023 and declined by $158.5 million when compared to the first quarter of 2023. Compared to the first quarter of 2023, the average balance of investment securities decreased by $405.0 million, while the average amount of funds held at the Federal Reserve increased by $396.5 million. Noninterest-bearing deposits declined on average by $268.1 million, or 3.60%, from the fourth quarter of 2023 and interest-bearing deposits and customer repurchase agreements declined on average by $241.1 million. Compared to the first quarter of 2023, total deposits and customer repurchase agreements declined on average by $1.32 billion, or 9.94%, including a decline of $910 million in noninterest-bearing deposits. On average, noninterest-bearing deposits were 61.72% of total deposits during the most recent quarter, compared to 61.30% for the fourth quarter of 2023 and 63.65% for the first quarter of 2023.

	Three Months Ended
SELECTED FINANCIAL HIGHLIGHTS	March 31, 2024		December 31, 2023		March 31, 2023
	(Dollars in thousands)
Yield on average investment securities (TE)	2.64%		2.71%		2.37%
Yield on average loans	5.30%		5.18%		4.90%
Yield on average earning assets (TE)	4.34%		4.30%		3.91%
Cost of deposits	0.74%		0.62%		0.17%
Cost of funds	1.31%		1.09%		0.49%
Net interest margin (TE)	3.10%		3.26%		3.45%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,357,708	36.59%	$5,328,208	36.38%	$5,762,728	38.93%
Interest-earning deposits with other institutions	444,101	3.03%	443,773	3.03%	47,934	0.32%
Loans	8,824,579	60.26%	8,856,654	60.47%	8,963,323	60.55%
Total interest-earning assets	14,644,400		14,646,647		14,802,853

Provision for Credit Losses

There was no provision for credit losses in the first quarter of 2024, compared to a $2.0 million recapture of provision for credit losses in the fourth quarter of 2023 and $1.5 million in provision in the first quarter of 2023. Projected loss rates were 0.94% at March 31, 2024, compared to 0.98% at December 31, 2023 and 0.97% at March 31, 2023. Excluding specific reserves associated with non-performing or substandard loans, the projected loss rate on performing loans increased from 0.91% at the end of 2023 to 0.94% on March 31, 2024. The modest increase in projected loss rates continues to be driven primarily by economic forecast changes to various macroeconomic variables such as GDP growth, commercial real estate values and the rate of unemployment.

Noninterest Income

Noninterest income was $14.1 million for the first quarter of 2024, compared with $19.2 million for the fourth quarter of 2023 and $13.2 million for the first quarter of 2023. First quarter income from Bank Owned Life Insurance (“BOLI”) decreased by $4.3 million from the fourth quarter of 2023 and increased by $2.4 million compared to the first quarter of 2023, primarily due to restructuring and enhancements in BOLI policies in the fourth quarter of 2023. The first quarter of 2024 also included $531,000 in death benefits that exceeded the asset value on certain policies, compared to no death benefits for the fourth or first quarter of 2023. CRA investment related income declined by approximately $850,000 when compared to the fourth quarter of 2023, primarily due to the decline in underlying net asset values. Compared to the first quarter of 2023, CRA investment related income declined by approximately $800,000, due to both changes in net asset value of certain equity investments and a recapture in the prior year quarter of a $500,000 impairment charge. The first quarter of 2023 also included approximately $550,000 in interest rate swap related fees resulting from the conversion to SOFR of all of our previously originated interest rate swaps indexed to LIBOR. Service charges on deposits declined by $308,000, or 5.76% in comparison to the first quarter of 2023. Trust and investment service fees grew by $310,000, or 10.64% compared to the year-ago quarter.

Noninterest Expense

Noninterest expense for the first quarter of 2024 was $59.8 million, compared to $65.9 million for the fourth quarter of 2023 and $54.9 million for the first quarter of 2023. The $6.2 million quarter-over-quarter decrease was primarily due to the $6.8 million expense variance from accruing the estimated FDIC special assessment. On November 16, 2023, the FDIC approved a final rule to implement a special assessment to recover the loss to the Deposit Insurance Fund (DIF) associated with protecting uninsured depositors following the closures of Silicon Valley Bank and Signature Bank. As a result, the Company recorded noninterest expense of $9.2 million associated with the FDIC special assessment in the fourth quarter of 2023. In the first quarter of 2024, the FDIC revised their initial loss estimate described in their final rule by 25%, which resulted in the Company recording an additional $2.3 million for the FDIC special assessment in the first quarter. There was no provision or recapture of provision for unfunded loan commitments in the first quarter of 2024, compared to $500,000 in recapture of provision in the fourth quarter of 2023 and $500,000 in provision for the first quarter of 2023. Salaries and employee benefit costs increased $749,000, marketing and promotion expense decreased $462,000 due to higher donations in the fourth quarter, and professional services decreased $452,000, quarter-over-quarter. The $749,000 quarter-over-quarter increase in staff related expenses included $1.7 million in higher payroll taxes for bonuses paid in the first quarter of 2024, offset by a $900,000 decrease in bonus accruals compared to the fourth quarter.

The $4.9 million increase in noninterest expense year-over-year was impacted by the additional accrual of $2.3 million associated with the FDIC special assessment in the first quarter of 2024. Year-over-year expense growth included increased staff related expenses of $1.2 million, or 3.27%. This increase included a $330,000 decline in contra expense for deferred origination costs, resulting from a decline in loan originations in the first quarter of 2024, when compared to the prior year. Professional services also increased $559,000 year-over-year. As a percentage of average assets, noninterest expense was 1.48% for the first quarter of 2024, compared to 1.62% for the fourth quarter of 2023 and 1.36% for the first quarter of 2023. The efficiency ratio for the first quarter of 2024 was 47.22%, compared to 47.60% for the fourth quarter of 2023 and 39.50% for the first quarter of 2023.

Income Taxes

Our effective tax rate for the quarter ended March 31, 2024 was 27.25%, compared with 28.20% for the same period of 2023. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as available tax credits.

BALANCE SHEET HIGHIGHTS

Assets

The Company reported total assets of $16.47 billion at March 31, 2024. This represented an increase of $447.2 million, or 2.79%, from total assets of $16.02 billion at December 31, 2023. The increase in assets included a $707.7 million increase in interest-earning balances due from the Federal Reserve, offset by a $129.0 million decrease in investment securities, and a $130.2 million decrease in net loans.

Total assets at March 31, 2024 increased by $194.1 million, or 1.19%, from total assets of $16.27 billion at March 31, 2023. The increase in assets was primarily due to an increase of $752.8 million in interest-earning balances due from the Federal Reserve and a $54.0 million increase in the cash surrender value of BOLI, partially offset by a $448.8 million decrease in investment securities and a $168.1 million decrease in net loans.

Investment Securities and BOLI

Total investment securities were $5.29 billion at March 31, 2024, a decrease of $129.0 million, or 2.38% from December 31, 2023, and a decrease of $448.8 million, or 7.82%, from $5.74 billion at March 31, 2023.

At March 31, 2024, investment securities held-to-maturity (“HTM”) totaled $2.45 billion, a decrease of $10.0 million, or 0.41% from December 31, 2023, and a decrease of $81.4 million, or 3.21%, from March 31, 2023.

At March 31, 2024, investment securities available-for-sale (“AFS”) totaled $2.84 billion, inclusive of a pre-tax net unrealized loss of $485.6 million. AFS securities decreased by $119.0 million, or 4.03% from December 31, 2023 and decreased by $367.4 million, or 11.47%, from $3.20 billion at March 31, 2023. Pre-tax unrealized loss grew by $35.9 million from December 31, 2023 and increased by $26.0 million from March 31, 2023.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $4.23 billion or approximately 80% of the total investment securities at March 31, 2024. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, at March 31, 2024, we had $559.4 million of Government Agency securities, that represent approximately 10.6% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $490.4 million as of March 31, 2024, or 9.3% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Texas at 15.97%, Minnesota at 11.02%, and California at 9.63%.

At March 31, 2024, the Company had $310.7 million of Bank Owned Life insurance (“BOLI”), compared to $308.7 million December 31, 2023 and $256.7 million at March 31, 2023. The $54.0 million increase in value of BOLI, when compared to March 31, 2023, was primarily due to a restructuring of the Company’s life insurance policies at the end of 2023, including a $4.5 million write-down in value on surrender policies that was offset by a $10.9 million enhancement to cash surrender values, as well as additional policy purchases totaling $41 million. This restructuring is expected to increase future returns on our BOLI policies resulting in additional non-taxable noninterest income in future years.

Loans

Total loans and leases, at amortized cost, of $8.77 billion at March 31, 2024 decreased by $134.2 million, or 1.51%, from December 31, 2023. The quarter-over quarter decrease in loans included decreases of $64.0 million in commercial real estate loans, $61.3 million in dairy & livestock and agribusiness loans, $7.9 million in construction loans, and $6.8 million in commercial and industrial loans, partially offset by an increase of $6.6 million in SFR mortgage loans.

Total loans and leases, at amortized cost, decreased by $171.8 million, or 1.92%, from March 31, 2023. The $171.8 million decrease included decreases of $229.8 million in commercial real estate loans, $25.2 million in construction loans, $15.1 million in SBA loans, $7.5 million in municipal lease financings, and $13.5 million in consumer and other loans, partially offset by increases of $65.0 million in commercial and industrial loans, $43.8 million in dairy & livestock and agribusiness loans, and $14.2 million in SFR mortgage loans.

Asset Quality

During the first quarter of 2024, we experienced credit charge-offs of $4.3 million and total recoveries of $242,000, resulting in net charge-offs of $4.0 million. The allowance for credit losses (“ACL”) totaled $82.8 million at March 31, 2024, compared to $86.8 million at December 31, 2023 and $86.5 million at March 31, 2023. At March 31, 2024, ACL as a percentage of total loans and leases outstanding was 0.94%. This compares to 0.98% and 0.97% at December 31, 2023 and March 31, 2023, respectively.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	March 31, 2024	December 31, 2023	March 31, 2023
Nonperforming loans	(Dollars in thousands)
Commercial real estate	$10,661	$15,440	$2,634
SBA	54	969	702
Commercial and industrial	2,727	4,509	2,049
Dairy & livestock and agribusiness	60	60	406
SFR mortgage	308	324	384
Consumer and other loans	-	-	-

Total	$13,810	$21,302	$6,175

% of Total loans	0.16%	0.24%	0.07%
OREO
Commercial real estate	$-	$-	$-
Commercial and industrial	647	-	-
SFR mortgage	-	-	-

Total	$647	$-	$-

Total nonperforming assets	$14,457	$21,302	$6,175

% of Nonperforming assets to total assets	0.09%	0.13%	0.04%

Past due 30-89 days (accruing)
Commercial real estate	$19,781	$300	$425
SBA	408	108	575
Commercial and industrial	6	12	-
Dairy & livestock and agribusiness	-	-	183
SFR mortgage	-	201	-
Consumer and other loans	-	18	-

Total	$20,195	$639	$1,183

% of Total loans	0.23%	0.01%	0.01%

Classified Loans	$103,080	$102,197	$66,977

The $7.5 million decrease in nonperforming loans from December 31,2023 was primarily due to the payoff of two nonperforming commercial real estate loans totaling $2.5 million, the charge-off of one nonperforming commercial real estate loan totaling $2.3 million, and the charge-off of one nonperforming commercial industrial loan totaling $1.1 million. Classified loans are loans that are graded “substandard” or worse.

Classified loans increased $883,000 quarter-over-quarter, primarily due to increases of $2.1 million in classified construction loans and $484,000 commercial real estate loans, partially offset by a $1.7 million decline in classified commercial and industrial loans primarily due the charge-off of one nonperforming commercial and industrial loan.

Deposits & Customer Repurchase Agreements

Deposits of $11.89 billion and customer repurchase agreements of $275.7 million totaled $12.17 billion at March 31, 2024. This represented a net increase of $465.4 million compared to December 31, 2023. The increase in total deposits at March 31, 2024 included $300 million in brokered deposits. Deposits and customer repurchases decreased on average from the prior quarter by $509.2 million, or 4.09%. Total deposits and customer repurchase agreements decreased $591.5 million, or 4.63% when compared to $12.76 billion at March 31, 2023.

Noninterest-bearing deposits were $7.11 billion at March 31, 2024, a decrease of $93.4 million, or 1.30%, when compared to $7.21 billion at December 31, 2023. Noninterest-bearing deposits decreased by $731.5 million, or 9.33% when compared to $7.84 billion at March 31, 2023. At March 31, 2024, noninterest-bearing deposits were 59.80% of total deposits, compared to 63.03% at December 31, 2023 and 63.92% at March 31, 2023.

Borrowings

As of March 31, 2024, total borrowings consisted of approximately $2.0 billion of one-year advances from the Federal Reserve’s Bank Term Funding Program, at an average cost of approximately 4.75%. The Bank Term Funding Program advances include maturities of approximately $695 million in May and $1.3 billion in January of 2025.

Capital

The Company’s total equity was $2.09 billion at March 31, 2024. This represented an overall increase of $8.9 million from total equity of $2.08 billion at December 31, 2023. Increases to equity included $48.6 million in net earnings, that were partially offset by $27.9 million in cash dividends and an $11.7 million decrease in other comprehensive income. We engaged in no stock repurchases during the first quarter of 2024. Our tangible book value per share at March 31, 2024 was $9.36.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	March 31, 2024	December 31, 2023	March 31, 2023

Tier 1 leverage capital ratio	4.0%	10.5%	10.3%	9.7%
Common equity Tier 1 capital ratio	7.0%	14.9%	14.6%	13.8%
Tier 1 risk-based capital ratio	8.5%	14.9%	14.6%	13.8%
Total risk-based capital ratio	10.5%	15.8%	15.5%	14.6%

Tangible common equity ratio		8.3%	8.5%	7.8%

CitizensTrust

As of March 31, 2024 CitizensTrust had approximately $4.3 billion in assets under management and administration, including $3.09 billion in assets under management. Revenues were $3.2 million for the first quarter of 2024, compared to $2.9 million for the same period of 2023. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with approximately $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, April 25, 2024 to discuss the Company’s first quarter 2024 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BI52b6835d64f141e7be89d719f276a3f4

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of economic developments, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target and key personnel into our operations; the timely development of competitive products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill on our balance sheet; changes in customer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state in employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2023 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31, 2024	December 31, 2023	March 31, 2023

Cash and due from banks	$131,955	$171,396	$162,668
Interest-earning balances due from Federal Reserve	817,634	109,889	64,866

Total cash and cash equivalents	949,589	281,285	227,534

Interest-earning balances due from depository institutions	12,632	8,216	11,944
Investment securities available-for-sale	2,837,100	2,956,125	3,204,524
Investment securities held-to-maturity	2,454,586	2,464,610	2,535,979

Total investment securities	5,291,686	5,420,735	5,740,503

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	18,012	38,697
Loans and lease finance receivables	8,770,713	8,904,910	8,942,489
Allowance for credit losses	(82,817)	(86,842)	(86,540)

Net loans and lease finance receivables	8,687,896	8,818,068	8,855,949

Premises and equipment, net	43,448	44,709	45,310
Bank owned life insurance (BOLI)	310,744	308,706	256,717
Intangibles	13,853	15,291	20,023
Goodwill	765,822	765,822	765,822
Other assets	374,464	340,149	311,542

Total assets	$16,468,146	$16,020,993	$16,274,041

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,112,789	$7,206,175	$7,844,329
Investment checking	545,066	552,408	668,947
Savings and money market	3,561,512	3,278,664	3,474,651
Time deposits	675,554	396,395	283,943

Total deposits	11,894,921	11,433,642	12,271,870
Customer repurchase agreements	275,720	271,642	490,235
Other borrowings	1,995,000	2,070,000	1,405,000
Other liabilities	215,680	167,737	117,167

Total liabilities	14,381,321	13,943,021	14,284,272

Stockholders’ Equity
Stockholders’ equity	2,422,110	2,401,541	2,315,896
Accumulated other comprehensive loss, net of tax	(335,285)	(323,569)	(326,127)

Total stockholders’ equity	2,086,825	2,077,972	1,989,769

Total liabilities and stockholders’ equity	$16,468,146	$16,020,993	$16,274,041

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Assets
Cash and due from banks	$162,049	$155,556	$175,129
Interest-earning balances due from Federal Reserve	433,421	437,554	36,950

Total cash and cash equivalents	595,470	593,110	212,079

Interest-earning balances due from depository institutions	10,680	6,219	10,984
Investment securities available-for-sale	2,900,097	2,849,423	3,216,143
Investment securities held-to-maturity	2,457,611	2,478,785	2,546,585

Total investment securities	5,357,708	5,328,208	5,762,728

Investment in stock of FHLB	18,012	18,012	28,868
Loans and lease finance receivables	8,824,579	8,856,654	8,963,323
Allowance for credit losses	(85,751)	(88,943)	(85,151)

Net loans and lease finance receivables	8,738,828	8,767,711	8,878,172

Premises and equipment, net	44,380	44,768	46,258
Bank owned life insurance (BOLI)	309,609	236,055	256,137
Intangibles	14,585	15,993	20,983
Goodwill	765,822	765,822	765,822
Other assets	350,319	393,227	331,105

Total assets	$16,205,413	$16,169,125	$16,313,136

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,182,718	$7,450,856	$8,092,704
Interest-bearing	4,454,135	4,703,144	4,621,247

Total deposits	11,636,853	12,154,000	12,713,951
Customer repurchase agreements	309,272	301,330	550,754
Other borrowings	1,991,978	1,585,272	971,701
Payable for securities purchased	-	551	79
Other liabilities	168,442	133,822	98,407

Total liabilities	14,106,545	14,174,975	14,334,892

Stockholders’ Equity
Stockholders’ equity	2,432,075	2,411,269	2,332,625
Accumulated other comprehensive loss, net of tax	(333,207)	(417,119)	(354,381)

Total stockholders’ equity	2,098,868	1,994,150	1,978,244

Total liabilities and stockholders’ equity	$16,205,413	$16,169,125	$16,313,136

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Interest income:
Loans and leases, including fees	$116,349	$115,721	$108,394
Investment securities:
Investment securities available-for-sale	21,446	22,170	19,596
Investment securities held-to-maturity	13,402	13,478	13,956

Total investment income	34,848	35,648	33,552
Dividends from FHLB stock	419	431	349
Interest-earning deposits with other institutions	6,073	6,278	491

Total interest income	157,689	158,078	142,786

Interest expense:
Deposits	21,366	18,888	5,365
Borrowings and junior subordinated debentures	23,862	19,834	11,693

Total interest expense	45,228	38,722	17,058

Net interest income before provision for (recapture of) credit losses	112,461	119,356	125,728
(Recapture of) provision for credit losses	-	(2,000)	1,500

Net interest income after provision for (recapture of) credit losses	112,461	121,356	124,228

Noninterest income:
Service charges on deposit accounts	5,036	4,975	5,344
Trust and investment services	3,224	3,081	2,914
Other	5,853	11,107	4,944

Total noninterest income	14,113	19,163	13,202

Noninterest expense:
Salaries and employee benefits	36,401	35,652	35,247
Occupancy and equipment	5,565	5,524	5,450
Professional services	2,255	2,707	1,696
Computer software expense	3,525	3,679	3,408
Marketing and promotion	1,630	2,092	1,715
Amortization of intangible assets	1,438	1,446	1,720
(Recapture of) provision for unfunded loan commitments	-	(500)	500
Other	8,957	15,330	5,145

Total noninterest expense	59,771	65,930	54,881

Earnings before income taxes	66,803	74,589	82,549
Income taxes	18,204	26,081	23,279

Net earnings	$48,599	$48,508	$59,270

Basic earnings per common share	$0.35	$0.35	$0.42

Diluted earnings per common share	$0.35	$0.35	$0.42

Cash dividends declared per common share	$0.20	$0.20	$0.20

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Interest income - tax equivalent (TE)	$158,228	$158,620	$143,332
Interest expense	45,228	38,722	17,058

Net interest income - (TE)	$113,000	$119,898	$126,274

Return on average assets, annualized	1.21%	1.19%	1.47%
Return on average equity, annualized	9.31%	9.65%	12.15%
Efficiency ratio [1]	47.22%	47.60%	39.50%
Noninterest expense to average assets, annualized	1.48%	1.62%	1.36%
Yield on average loans	5.30%	5.18%	4.90%
Yield on average earning assets (TE)	4.34%	4.30%	3.91%
Cost of deposits	0.74%	0.62%	0.17%
Cost of deposits and customer repurchase agreements	0.73%	0.61%	0.17%
Cost of funds	1.31%	1.09%	0.49%
Net interest margin (TE)	3.10%	3.26%	3.45%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	8.33%	8.51%	7.77%
Citizens Business Bank	8.23%	8.40%	7.69%

[2] (Capital - [GW+Intangibles])/(Total Assets - [GW+Intangibles])

Weighted average shares outstanding
Basic	138,428,596	138,368,496	138,592,371
Diluted	138,603,324	138,569,762	138,953,172
Dividends declared	$27,886	$27,945	$28,007
Dividend payout ratio [3]	57.38%	57.61%	47.25%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	139,641,884	139,344,981	139,302,451
Book value per share	$14.94	$14.91	$14.28
Tangible book value per share	$9.36	$9.31	$8.64

	March 31, 2024	December 31, 2023	March 31, 2023
Nonperforming assets:
Nonaccrual loans	$13,810	$21,302	$6,175
Other real estate owned (OREO), net	647	-	-

Total nonperforming assets	$14,457	$21,302	$6,175

Modified loans/performing troubled debt restructured loans (TDR) [4]	$10,765	$9,460	$5,836

[4] Effective January 1, 2023, performing and nonperforming TDRs are reflected as Loan Modifications to borrowers experiencing financial difficulty.

Percentage of nonperforming assets to total loans outstanding and OREO	0.16%	0.24%	0.07%
Percentage of nonperforming assets to total assets	0.09%	0.13%	0.04%
Allowance for credit losses to nonperforming assets	572.85%	407.67%	1401.46%

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Allowance for credit losses:
Beginning balance	$86,842	$88,995	$85,117
Total charge-offs	(4,267)	(181)	(110)
Total recoveries on loans previously charged-off	242	28	33

Net recoveries (charge-offs)	(4,025)	(153)	(77)
(Recapture of) provision for credit losses	-	(2,000)	1,500

Allowance for credit losses at end of period	$82,817	$86,842	$86,540

Net recoveries (charge-offs) to average loans	-0.046%	-0.002%	-0.001%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	March 31, 2024		December 31, 2023		March 31, 2023
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$69.4	1.03%	$69.5	1.02%	$67.1	0.97%
Construction	1.3	2.20%	1.3	1.91%	1.7	1.99%
SBA	2.5	0.94%	2.7	0.99%	2.7	0.96%
Commercial and industrial	5.1	0.53%	9.1	0.94%	8.9	1.00%
Dairy & livestock and agribusiness	3.3	0.92%	3.1	0.75%	4.8	1.55%
Municipal lease finance receivables	0.2	0.27%	0.2	0.29%	0.3	0.36%
SFR mortgage	0.5	0.17%	0.5	0.20%	0.4	0.16%
Consumer and other loans	0.5	0.97%	0.4	0.85%	0.6	0.84%

Total	$82.8	0.94%	$86.8	0.98%	$86.5	0.97%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2024		2023		2022
Quarter End	High	Low	High	Low	High	Low
March 31,	$20.45	$15.95	$25.98	$16.34	$24.37	$21.36
June 30,	$-	$-	$16.89	$10.66	$25.59	$22.37
September 30,	$-	$-	$19.66	$12.89	$28.14	$22.63
December 31,	$-	$-	$21.77	$14.62	$29.25	$25.26

Quarterly Consolidated Statements of Earnings

		Q1	Q4	Q3	Q2	Q1
		2024	2023	2023	2023	2023
Interest income
Loans and leases, including fees		$116,349	$115,721	$113,190	$110,990	$108,394
Investment securities and other		41,340	42,357	43,037	38,249	34,392

Total interest income		157,689	158,078	156,227	149,239	142,786

Interest expense
Deposits		21,366	18,888	16,517	10,765	5,365
Other borrowings		23,862	19,834	16,339	18,939	11,693

Total interest expense		45,228	38,722	32,856	29,704	17,058

Net interest income before (recapture of) provision for credit losses		112,461	119,356	123,371	119,535	125,728
(Recapture of) provision for credit losses		-	(2,000)	2,000	500	1,500

Net interest income after (recapture of) provision for credit losses		112,461	121,356	121,371	119,035	124,228

Noninterest income		14,113	19,163	14,309	12,656	13,202
Noninterest expense		59,771	65,930	55,058	54,017	54,881

Earnings before income taxes		66,803	74,589	80,622	77,674	82,549
Income taxes		18,204	26,081	22,735	21,904	23,279

Net earnings		$48,599	$48,508	$57,887	$55,770	$59,270

Effective tax rate		27.25%	34.97%	28.20%	28.20%	28.20%

Basic earnings per common share		$0.35	$0.35	$0.42	$0.40	$0.42
Diluted earnings per common share		$0.35	$0.35	$0.42	$0.40	$0.42

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$27,886	$27,945	$27,901	$27,787	$28,007

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023

Commercial real estate	$6,720,538	$6,784,505	$6,843,059	$6,904,095	$6,950,302
Construction	58,806	66,734	63,022	68,836	83,992
SBA	268,320	270,619	283,124	278,904	283,464
SBA - PPP	2,249	2,736	3,233	5,017	5,824
Commercial and industrial	963,120	969,895	938,064	956,242	898,167
Dairy & livestock and agribusiness	351,624	412,891	351,463	298,247	307,820
Municipal lease finance receivables	72,032	73,590	75,621	77,867	79,552
SFR mortgage	276,475	269,868	268,171	263,201	262,324
Consumer and other loans	57,549	54,072	51,875	54,988	71,044

Gross loans, at amortized cost	8,770,713	8,904,910	8,877,632	8,907,397	8,942,489
Allowance for credit losses	(82,817)	(86,842)	(88,995)	(86,967)	(86,540)

Net loans	$8,687,896	$8,818,068	$8,788,637	$8,820,430	$8,855,949

Deposit Composition by Type and Customer Repurchase Agreements

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023

Noninterest-bearing	$7,112,789	$7,206,175	$7,586,649	$7,878,810	$7,844,329
Investment checking	545,066	552,408	560,223	574,817	668,947
Savings and money market	3,561,512	3,278,664	3,906,187	3,627,858	3,474,651
Time deposits	675,554	396,395	305,727	316,036	283,943

Total deposits	11,894,921	11,433,642	12,358,786	12,397,521	12,271,870

Customer repurchase agreements	275,720	271,642	269,552	452,373	490,235

Total deposits and customer repurchase agreements	$12,170,641	$11,705,284	$12,628,338	$12,849,894	$12,762,105

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	March 31, 2024	December 31, 2023	September 30, 2023		June 30, 2023	March 31, 2023
Nonperforming loans:
Commercial real estate	$10,661	$15,440	$3,655		$3,159	$2,634
Construction	-	-	-		-	-
SBA	54	969	1,050		629	702
Commercial and industrial	2,727	4,509	4,672		2,039	2,049
Dairy & livestock and agribusiness	60	60	243		273	406
SFR mortgage	308	324	339		354	384
Consumer and other loans	-	-	4		-	-

Total	$13,810	$21,302	$9,963	[1]	$6,454	$6,175

% of Total loans	0.16%	0.24%	0.11%		0.07%	0.07%

Past due 30-89 days (accruing):
Commercial real estate	$19,781	$300	$136		$532	$425
Construction	-	-	-		-	-
SBA	408	108	-		-	575
Commercial and industrial	6	12	-		-	-
Dairy & livestock and agribusiness	-	-	-		555	183
SFR mortgage	-	201	-		-	-
Consumer and other loans	-	18	-		-	-

Total	$20,195	$639	$136		$1,087	$1,183

% of Total loans	0.23%	0.01%	0.00%		0.01%	0.01%

OREO:
Commercial real estate	$-	$-	$-		$-	$-
SBA	-	-	-		-	-
Commercial and industrial	647	-	-		-	-
SFR mortgage	-	-	-		-	-

Total	$647	$-	$-		$-	$-

Total nonperforming, past due, and OREO	$34,652	$21,941	$10,099		$7,541	$7,358

% of Total loans	0.40%	0.25%	0.11%		0.08%	0.08%

[1]	Includes $2.6 million of nonaccrual loans past due 30-89 days.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	March 31, 2024	December 31, 2023	March 31, 2023

Tier 1 leverage capital ratio	4.0%	10.5%	10.3%	9.7%
Common equity Tier 1 capital ratio	7.0%	14.9%	14.6%	13.8%
Tier 1 risk-based capital ratio	8.5%	14.9%	14.6%	13.8%
Total risk-based capital ratio	10.5%	15.8%	15.5%	14.6%

Tangible common equity ratio		8.3%	8.5%	7.8%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2024, December 31, 2023 and March 31, 2023.

	March 31, 2024	December 31, 2023	March 31, 2023
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,086,825	$2,077,972	$1,989,769
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(13,853)	(15,291)	(20,023)

Tangible book value	$1,307,150	$1,296,859	$1,203,924
Common shares issued and outstanding	139,641,884	139,344,981	139,302,451

Tangible book value per share	$9.36	$9.31	$8.64

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(Dollars in thousands)

Net Income	$48,599	$48,508	$59,270
Add: Amortization of intangible assets	1,438	1,446	1,720
Less: Tax effect of amortization of intangible assets [1]	(425)	(427)	(508)

Tangible net income	$49,612	$49,527	$60,482

Average stockholders’ equity	$2,098,868	$1,994,150	$1,978,244
Less: Average goodwill	(765,822)	(765,822)	(765,822)
Less: Average intangible assets	(14,585)	(15,993)	(20,983)

Average tangible common equity	$1,318,461	$1,212,335	$1,191,439

Return on average equity, annualized [2]	9.31%	9.65%	12.15%

Return on average tangible common equity, annualized [2]	15.13%	16.21%	20.59%

[1] Tax effected at respective statutory rates.

[2] Annualized where applicable.